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EXELIXIS Exelixis @ExelixisInc Exelixis is successfully helping cancer patients recover stronger and live longer and delivering long-term value for shareholders. To learn more about how you can protect your investment in $EXEL, read today’s press release at bit.ly/3HvJDa6. EXELIXIS R 2:10 PM - May 1, 2023. 11 Views